Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

KMG Announces Acquisition of Sealweld

FORT WORTH, Texas—(BUSINESS WIRE)—January 31, 2017—KMG (NYSE: KMG), a global provider of specialty chemicals, today announced it has agreed to acquire on February 1 privately-owned Sealweld, an innovative leader in the industrial lubricants market, for US$17.4 million (C$22.6 million) in cash, including estimated net working capital of approximately US$4.5 million (C$5.8 million). KMG drew on its revolving credit facility to finance the acquisition.

Based in Calgary, Alberta, Canada, with additional facilities in the United States and the United Arab Emirates, Sealweld is a leading global supplier of high-performance products and services for industrial valve and actuator maintenance, including lubricants, sealants, cleaners, valve fittings, tools and equipment. Additionally, Sealweld provides routine and emergency valve maintenance services and technician training for many of the world’s largest pipeline operators. Sealweld’s products have proven reliable in more than 90 countries since the firm’s founding in 1969. For the trailing twelve-month period ending September 2016, Sealweld generated revenue of approximately US$12 million and reported EBITDA of US$2.6 million.

“We are excited to announce the acquisition of Sealweld and we welcome its valued team to KMG. This acquisition strengthens and enhances our industrial lubricants business, adding a complementary suite of products and services backed by the widely known and respected Sealweld brand name. Serving major pipeline operators in Canada, the United States, Europe, the Middle East and Asia, Sealweld significantly expands our presence and customer reach in the global industrial valve maintenance market, while broadening our participation and growth opportunity in key areas such as valve maintenance services and training. Sealweld is immediately accretive to KMG’s adjusted EBITDA and adjusted earnings per share,” said Chris Fraser, KMG’s chairman and CEO.

Dean Chisholm, CEO of Sealweld Corporation, commented, “I am delighted that Sealweld will join KMG. For more than 40 years, Sealweld has been dedicated to manufacturing products and providing services and training for the pipeline services market. As part of KMG, Sealweld will leverage KMG’s global capabilities and resources to further strengthen Sealweld’s market presence in key geographic regions and more efficiently serve customers on a global scale.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG

All exchange rate calculations are based upon an exchange rate of C$1.30/US$1.00.

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG